Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-233431) on Form S-8 of Pioneer Bancorp, Inc. of our report dated August 13, 2020, with respect to the statements of net assets available for benefits of Pioneer Bank 401(k) Savings Plan as of December 31, 2019, and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of Pioneer Bank 401(k) Savings Plan.

/s/ Bonadio & Co., LLP

Syracuse, New York

August 13, 2020